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                                AGREEMENT OF SALE

THIS AGREEMENT OF SALE ("Agreement") made the 18 day of February, 1997 by and between Horsham Valley, Inc. a Pennsylvania Corporation having an address at 130 Buck Road, Suite 201, Holland, PA 18966,("Seller") and Brandywine Operating Partnership, L.P., a Delaware limited partnership, having an address at 16 Campus Boulevard, Newtown Square, PA 19073("Buyer"), whereby the parties intend to be legally bound.

                                   WITNESSETH:

 1. Sale. Seller agrees to sell and convey (or cause to be sold and conveyed) to Buyer, and Buyer agrees to purchase from Seller, under the conditions hereinafter set forth, all that certain 6.763 acre lot, tract or parcel of land together with improvements located thereon, located in Horsham Business Center in Horsham Township, Montgomery County, Pennsylvania, said parcel being known as Parcel 8 Horsham Business Center and is more particularly described on Exhibit "A" attached hereto, together with the easements, rights and privileges appurtenant thereto (all of which are herein referred to as the "Property").

 2. Purchase Price. Buyer agrees to pay to Seller, and Seller agrees to accept from Buyer at Settlement hereunder, the sum of (a) Six Hundred and Forty Five Thousand Two Hundred and Eighty Four ($645,284.00) Dollars by bank cashiers, title company or certified check or by wire transfer of said funds and (b) a Promissory Note in the form attached hereto in the amount of Three Hundred and Sixty Nine Thousand One Hundred and Sixty Six ($369,166.00) Dollars to be paid as provided therein upon the earlier to occur of (1) the first anniversary of the date of Settlement hereunder or (2) the issuance by the Township of Horsham of a building permit in connection with the construction of Phase II (the second building) of the development of the Property as contemplated by Buyer.

                  The Purchase Price shall be "net" to Seller in that all closing costs, transfer taxes, recording fees and title charges shall be the Buyer's responsibility.

3. Settlement. Settlement ("Settlement") shall (subject to the following paragraph) be held at Buyer's offices on or about March 1, 1997. Buyer shall advise Seller in writing as to the time and date of Settlement. If the date for Settlement should fall on a weekend or holiday, settlement shall take place on the first business day thereafter.

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         Investigation by Buyer. Buyer acknowledges that the Property is to be purchased by Buyer in its "AS IS" condition and the Seller desires to provide Buyer with a Contingency period during which time Buyer may conduct, at its sole expense with no reimbursement by Seller, an investigation of the Property to determine its feasibility for the use contemplated by Buyer, such investigation to include (a) status of title, (b) ability of Buyer to obtain preliminary site plan approval for a one story 30,000 square foot building, availability of water/sewer and fire protection, (d) engineering and environmental evaluation of the Property and the written approval of Buyer's Board of Directors. Accordingly, the parties agree that Buyer shall have until ten (10) days after the date hereof within which to determine if it is satisfied with the investigation ("Contingency Period"). Buyer may terminate this Agreement by written notice of termination delivered to Seller prior to the expiration of the Contingency Period if for any reason Buyer is not satisfied with the investigation of the Property. Failure to so notify Seller shall be deemed to mean that Buyer is satisfied with the Property. If Buyer terminates the Agreement as herein provided prior to the end of the Contingency Period, neither party shall have any further rights against or obligations to the other.

         Property Information. Promptly after execution hereof Seller shall deliver to Buyer whatever of the following Buyer may have in its possession: title reports, easements, tax bills/assessment notices and any other agreements, applications or reports relating to Property.

         Right of Entry. Seller hereby grants to Buyer, its officers, agents and engineers, the right at any time during the Contingency Period to enter into and upon the Property for the purpose of inspecting the same in order to satisfy itself as to the environmental and other physical conditions of the Property. Buyer hereby indemnifies and agrees to hold Seller harmless and to defend Seller from any claim, lien, liability, damage, loss, demand, action or cause of action, costs and expenses arising out of or in any way connected with any entry upon the Property pursuant to the terms of this Paragraph.

 4. Apportionments. Seller shall be responsible for and pay all utility bills and all other expenses of any business operations on the Property through the date of Settlement as well as for all real estate taxes, water and sewer rents and similar charges against the Property for the periods preceding the year in which Settlement occurs. At the time of Settlement, real estate taxes, water and sewer charges, if any, for the current year, if any, and all other apportionable charges and expenses, shall be apportioned between Buyer and Seller to the day of Settlement. In the case of real estate taxes, such apportionments are to be based on the period for which such taxes are assessed as due and payable; that

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is, either on a calendar or fiscal year. All apportionments shall be based upon a thirty (30) day month. The transfer taxes due on the sale shall be paid by the Buyer as aforesaid.

5. Seller's Representation and Warranties. Seller represents and warrants to Buyer that as of the date of this Agreement:

         (a) Seller is the owner in fee simple of the Property, has good and marketable title to the Property free of any leases or other encumbrances, and has the authority to convey to Buyer the Property.

         (b) There are no service, maintenance or management agreements with respect to or affecting the Property.

         (c) Seller has received no notice of any violations of any federal, state or local law, including without limitation, any occupational, safety, health, or environmental statute, act or any regulations promulgated thereunder with respect to the Property.

         (d) Sellers has no actual knowledge, without any independent investigation,;

            (i) of any underground storage tanks or any TCEs or other hazardous or toxic materials, substances, pollutants, contaminants or wastes present in the soil, subsoil, or groundwater of or on the Property, or that they have been deposited, discharged, placed or disposed of at, on or near the Property;

            (ii) of any asbestos, ureaformaldehyde, lead paint or any termites or similar destructive insects, or "PCBs" present in the improvements on the Property, any substance containing any such materials present on the Property in contravention of any applicable federal, state or local laws, rules or regulations;

            (iii) of any governmental investigation or inquiry from any governmental authority regarding the disposal of wastewater at or from the Property; and

            (iv) of any substance deemed hazardous by federal, state or local laws, rules or regulations affecting the Property and/or the improvements thereon.

         (e) All taxes currently due and payable with respect to the Property have been paid or will be paid prior to Settlement; the Property constitutes a separate tax parcel and is separately assessed for real estate tax purposes.


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         (f) Seller has not received any notice of condemnation proceeding or other proceedings in the nature of eminent domain ("Taking") in connection with the Property, and to Seller's knowledge no Taking has been threatened.

         (g) All contractors, subcontractors and other persons or entities who furnished work, labor, materials or supplies for the development and construction of the Property have been paid in full and to best of Seller's knowledge there are no claims against the Seller or the Property in connection therewith.

         (h) To the best of Seller's knowledge the description of the Property contained in Exhibit "A" to this Agreement is accurate and complete and constitutes the full legal description of the Real Property but such description may be replaced by the survey description, if necessary to obtain title insurance.

         (i) There are no written or oral leases, tenancies or occupancy agreements relating to the Property;

         (j) Seller has received no notice of any pending or threatened litigation or administrative proceeding which would prohibit Seller from consummating the transaction provided for herein or which relates to Seller's operation or management of the Property;

         (k) That to best of Seller's knowledge there are not any special assessments, special tax districts or outstanding obligations (contingent or otherwise) to governmental entities with respect to the Property or any part thereof.

                  The foregoing representations and warranties made by Seller shall survive Settlement Closing for a period of one (1) year.

                  With respect to subparagraph (d) above, unless the Seller is in breach thereof, Buyer shall not, bring or implead, cross-claim or otherwise interpose any action, claim, or lawsuit against Seller or any of Seller's successors in interest of assignees; or any of Seller's parent's subsidiaries, affiliates, officers, directors or employees (in their capacity as such) if such claim, action or lawsuit arises out of, is the result of, or is in any way connected to : (i) the existence of any underground or above-ground storage tanks or the registration or lack of registration thereof; (ii) the presence of any hazardous substances, hazardous wastes, petroleum or petroleum by-products (collectively "Hazardous Materials") on the premises: (iii) or the exposure of any person or persons after Settlement hereunder to such Hazardous Materials, whether such claim, action or lawsuit arises under common law or by virtue of any local, state or federal statute, rule, ordinance, regulation and/or the like including, without limitation, the Comprehensive Environmental Response,

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Compensation and Liability Act (42 U.S.C. section 9601 et seq.), the Resource
Conversation and Recovery Act (42 U.S.C. section 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. section 2601 et seq.), the Emergency Planning and Community Right to Know Act of 1986 (42 U.S.C. section 11001 et seq.), the Clean Water Act (33 U.S.C. section 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. section 300f et seq.), the Hazardous and Solid Waste Amendments of 1984 (Public Law 86-16, Nov. 9, 1984), the Hazardous Materials Transportation Act (42 U.S.C. section 1801 et seq.), and the Federal Clean Air Act (42 U.S.C.
section 7401 section 7401 et seq.).

                  Buyer shall indemnify and hold Seller harmless from and against any and all costs or damages, including, without limitation, reasonable attorney's fees and expert's fees, incurred or suffered by Seller as a result of the occurrence following the Settlement hereunder of items (i),(ii), or (iii) as mentioned in the preceding paragraph.

 6. Conditions Precedent. Buyer's obligation to complete Settlement hereunder is conditioned upon each of Seller's representations and warranties contained in Paragraph 6 hereof being true and correct as of the date of this Agreement and as of the date of Settlement hereunder failing which (unless Seller can cure such failure or agrees to indemnify Buyer therefrom) the Buyer shall have the right to terminate this Agreement whereupon this Agreement shall be null and void with neither party having any further rights or obligations hereunder.

7. Title, Conveyance and Costs.

         (a) Title to the Property shall be conveyed in fee simple by a special warranty deed. Title shall be good and marketable and such as will be insured in the amount of the Purchase Price at regular rates by a reputable title insurance company authorized to do business in Pennsylvania as selected by Buyer, such title insurance to include both zoning and extended coverage endorsements regarding survey, liens, contiguity and access. Said title shall be free and clear of all liens, encumbrances, and easements, excepting Acts of Assembly, local zoning ordinances, and those Permitted Title Exceptions set forth on Exhibit B attached hereto. Buyer shall order a report of title from the First American Title Insurance Company ("Title Insurer") promptly after execution hereof and advise Seller within the Contingency Period if it has any objections to any exceptions, other than the Permitted Title Exceptions, shown on said report. Any items such as mortgages, liens, etc. requiring a payment of money shall be satisfied by Seller on or prior to Settlement. Any other objections shall be promptly removed by Seller (or indemnified against provided that the amount involved is not more than $50,000) and if Seller is incapable of removing


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such objections and/or is unwilling to indemnify Buyer therefrom, Seller shall promptly advise Buyer thereof and Buyer shall thereupon have the right to terminate the Agreement as provided in subparagraph (d) hereof.

         (b) The Buyer will pay the premium for the title search and insurance or the fee for cancellation of same, if any and Buyer's normal settlement costs, except that in the event of the Seller's default under this Agreement, title insurance costs shall be paid by the Seller.

         (c) If one is necessary, Buyer shall order, at its own cost and expense, a current survey of the Property prepared by a surveyor licensed by the State of Pennsylvania and certified to Buyer and the Title Insurer. The Survey shall show no encroachments (of a permanent nature) onto the Property from any adjacent premises, no encroachments (of a permanent nature) by or from the Property onto any adjacent premises and no violation of or encroachments (of a permanent nature) upon any restrictions or easements affecting the premises.

         (d) In the event that Seller is unable to give a good and marketable title and such as will be insured by a reputable title insurance company, subject to aforesaid, or the survey is insufficient to have the "survey exception" removed by the title insurance company, Buyer shall have the option of taking such title as the Seller can give without abatement of price or of terminating this Agreement and in the latter event there shall be no further liability or obligation on either of the parties hereto and this Agreement shall become null and void. The Buyer understands that title insurers in Pennsylvania may charge a fee to Buyer (but not to a lender/mortgagee) for the removal of the survey exception from the Owner's Policy of Title Insurance.

 8. Commission. Each party represents and warrants that no broker or agent has been involved in connection with this Agreement and agrees to indemnify and hold harmless the other party against any claims for commissions or fees by any broker or agent claiming to have dealt with the indemnifying party.

9. Maintenance and Risk of Loss.

         (a) Seller shall maintain the Property through the date of Settlement in its present condition, normal wear and tear excepted.

         (b) In the event any portion of the Property is taken pursuant to eminent domain proceedings, Buyer shall have the option to declare this Agreement null and void and receive the return of its deposit money together with interest earned thereon or accept the Property and Seller's assignment of any eminent domain proceed which may be payable.



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10. Default. If Buyer fails after the Contingency Period to complete Settlement on or before the date for Settlement provided for herein, or otherwise defaults in any of the terms and conditions of this Agreement, the Sellers sole remedy shall be to terminate this Agreement in which event the Buyer shall be obligated to pay the Seller the sum of $20,000.00 as liquidated damages in consideration of Seller's time and effort in engaging in this transaction. If there has been a breach of Seller's representations or Seller otherwise defaults hereunder, then Buyer may terminate this Agreement by written notice to Seller or seek specific performance thereof, as it may elect.

11. Recording. Neither this Agreement of Sale, nor any copy or memorandum hereof, shall be filed or recorded in any public recording office in the Commonwealth of Pennsylvania.

12. Interpretation. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

13. Binding Effects. This Agreement shall be binding upon Buyer and Seller and their respective heirs, successors or assigns.

14. Time of Essence. Time is of the essence in the performance of all the terms, covenants, conditions and obligations of this Agreement.

15. Items to be Delivered at Closing.

         (a) By Seller. At Closing, Seller shall deliver to Buyer the following:

                  (i) Deed. A special warranty deed for the Property, duly executed and acknowledged by Seller.

                  (ii) A FIRPTA Certificate

                  (iii) Resolutions; Title Company Affidavits, Etc. Such resolutions and certificates as Buyer or the Title Insurer shall reasonably require (including as ALTA Statement) to evidence the due authorization of the execution and performance of this Agreement and or in connection with the documents to be delivered pursuant hereto required by the Title Insurer to permit it to issue to Buyer the Owner's Policy of Title Insurance required pursuant to Paragraph 8.

         (b) By Buyer. At Closing, Buyer shall deliver to Seller the following:

                  (i) Purchase Price. The Purchase Price payable pursuant to
Section 2 hereof.



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                  (ii) Affidavits. Such affidavits as Seller and/or Title
Insurer may reasonably request.

16. Notices. All communications required to be given will be in writing and will be deemed to have been properly given if transmitted by facsimile transmission, telexed, telegraphed or delivered to the address of the party directly, and will be deemed to have been received, if transmitted by facsimile transmission, telex or telegraph, or if delivered, upon the date of delivery or transmission. Such communications will be sent the following addresses:

                                    SELLER:
                                    130 Buck Road
                                    Suite 201
                                    Holland, PA  18966


                                    WITH A COPY TO:
                                    John J. Hagan, Esq.
                                    16 Campus Boulevard
                                    Newtown Square, PA 19073


                                    WITH A COPY TO:
                                    Anthony A. Nichols
                                    16 Campus Boulevard, Suite 150
                                    Newtown Square, PA  19073


                                    BUYER:
                                    16 Campus Boulevard, Suite 150
                                    Newtown Square, PA  19073



17. The Buyer represents to the Seller that the party executing this Agreement on its behalf has full and complete authority to do so, that the Buyer is a corporation in good standing under the laws of the State of Delaware, that the Buyer has authority to execute and complete settlement of this Agreement in and under the laws of Pennsylvania. Buyer further represents and warrants that the foregoing warranties and all other warranties, representations, duties and liabilities expressed in this Agreement shall apply with equal force to any nominee, assignee or successor of named by Buyer to execute and/or complete Settlement hereunder.

18. Entire Agreement. This Agreement represents the entire agreement between Buyer and Seller and supersedes all prior oral and written proposals,


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communications and agreements regarding the Property. Neither Buyer nor Seller shall be bound by any understanding, agreement, promise, representation or stipulation, whether oral or written, expressed or implied, not specified in this Agreement.



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IN WITNESS THEREOF, the parties have hereunto set their hands and seal the day and year below.



                                    SELLER:

                                    HORSHAM VALLEY, INC.

Witness: /s/                        By:  /s/ C.W. Schrenk
-----------------------                  ------------------------------

Date: March 6, 1997                 Title:  President




                                    BUYER:

                                    BRANDYWINE OPERATING PARTNERSHIP, L.P.

Witness: /s/                        By:  Brandywine Realty Trust
-----------------------                  ------------------------------
                                    By:  /s/  Anthony A. Nichols, Sr.
                                         ----------------------------
Date:__________________                  Chairman